Supplement Dated June 9, 1998                                   Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                     File No. 333-17943

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Bear Steans
Principal Amount:            $25,000,000.00
Agent's Discount
  or Commission:             $43,750.00
Net Proceeds to Company:     $24,956,250.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  06/12/98
Maturity Date:               06/12/00
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each March 12, June 12, September 12, December 12.
                        The first interest reset date will be
                        June 12, 1998. The final reset date will be March 12, 2000.
Interest Payment Dates: Each March 12, June 12, September 12, December 12,
                        commencing on September 12, 1998 and ending June 12,
                        2000.

Index Maturity:         3 Months
Spread (+/-):           -0.08%

Day Count Convention:
      /X/ Actual/360 for the period from  06/12/98 to 06/12/00
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:   /X/  Book-Entry                / /  Certificated

Other: /X/  Principal                 / /  Agent